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Exhibit 10.6

AMENDMENT NO. 1
TO
LAKE HAZELTINE PROPERTIES
LEASE AGREEMENT

    THIS AMENDMENT NO. 1 is made and entered into as of February 11, 1991, by and between LAKE HAZELTINE PROPERTIES, a Minnesota general partnership ("Landlord") and FSI INTERNATIONAL, formerly known as FSI Corporation ("Tenant") to amend that certain Lease dated June 27, 1985 by and between Landlord and Tenant (the "Lease Agreement").

    In consideration of the mutual covenants and agreements herein contained, and set forth in the Lease Agreement, Landlord and Tenant agree that the Lease Agreement is hereby amended as follows:

    1.  A new Paragraph 34.3 is hereby added to the Lease Agreement to read as follows:

        "34.3 Tenant will defend, with counsel approved by Landlord (which approval will not be unreasonably withheld), indemnify and save Landlord harmless from and against all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgements and expenses, including without limitation reasonable attorney's fees, which may be imposed upon or incurred or paid by or asserted against Landlord, the Property or any interest therein by reason of or in connection with any pollutant, toxic or hazardous material or waste, or any other material which may adversely affect the environment, whether or not now recognized to have such adverse affect, used or located on or about, or released of disposed of on, about, to or from the Property or any part thereof which accrues or occurs during the term of this Lease or any prior lease. The covenants and agreements set forth in this paragraph will survive the expiration or sooner termination of this Lease. This indemnification and hold harmless is agreed to by Tenent based on the fact that Tenant is and has been the sole occupant of the Property since the original development of the Property. The indemnification and hold harmless of this paragraph will include without limitation any claim or cause of action under the Comprehensive Environmental Response, Compensation and Liability Act or the Resource Conservation and Recovery Act of 1986 or any other federal, state and local environmental statute, regulation, ordinance or other environmental regulatory requirements, including without limitation the Minnesota Environmental Response and Liability Act and the Minnesota Petroleum Tank Release Cleanup Act. The covenants and agreements set forth in this paragraph are addition to and not in limitation of the provisions of Article 14."

    2.  Except as above amended, the Lease Agreements remains in full force and effect.

    IN WITNESS WHEREOF, the undersigned have executed this Amendment No.1 as of the day and year first above written.

LAKE HAZELTINE PROPERTIES
By:	/s/ JOEL A. ELFTMANN Joel A. Elftmann, Partner
By:	/s/ JOSEPH H. WYERS Joseph H. Wyers, Partner
By:	/s/ ROBERT S. BLACKWOOD Robert S. Blackwood, Partner
FSI INTERNATIONAL
By:	/s/ JOEL A ELFTMANN Joel A Elftmann, Chairman

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AMENDMENT NO. 1 TO LAKE HAZELTINE PROPERTIES LEASE AGREEMENT